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                                  SCHEDULE 14A
                                   (Rule 14a)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

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                                         Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
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[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         DUCK HEAD APPAREL COMPANY, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               BETTIS C. RAINSFORD
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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                               BETTIS C. RAINSFORD
                           108 1/2 COURT HOUSE SQUARE
                               EDGEFIELD, SC 29824


                                November 7, 2000



Dear Fellow Duck Head Apparel Shareholder:

         On November 2, 2000, a letter was issued from Duck Head, Chairman Robert D. Rockey, which contained several allegations about me personally which unfortunately require a response.

         First, that letter charged that I "distort[ed] exploratory contacts with Haggar and breach[ed] my fiduciary duties" by disclosing the Haggar proposal to you. I reject these charges.

         -- Haggar's proposal to purchase the Company was for $10 million, which is, as I count it, more than $3.00 per outstanding share of the Company's common stock, and after taking into account options and their exercise price, also more than $3.00 per share on a fully diluted basis;

         -- The Haggar proposal had already been rejected by Duck Head. The consensus of the current Board other than myself, reached at its August 21 meeting, was that they would not sell the Company for less than $8.00 per share. When the approximate $3.00 per share proposal was first made by Haggar, the Board, at a meeting in September, decided to turn down Haggar's overture as "significantly too low." I attended every Board meeting since then and no new Haggar proposals or even discussions have ever been mentioned.

         -- In the context of our upcoming annual meeting, I believe you are entitled to know all of this. How can I breach my fiduciary duties to you by providing you with information? In my view, it is the current Board that should be examining its own duties to shareholders in this regard as they withheld this information from you -- a proposed 200% premium to the then current market price, and now they have threatened me for informing you!

         Second, the Company's new letter to shareholders also charges that in the summer of 1999 I proposed several spin-off scenarios which would have been "more favorable" to me than other shareholders. This charge is false, and is also materially misleading in that the Company's new letter does not point out certain critical facts. When directors Erwin Maddrey and Buck A. Mickel proposed the spin-off of Duck Head and its sister apparel company, Delta Apparel, a strategy which I viewed as hostile to the interests of shareholders, I did work diligently to find some other formula which would meet their objectives, still be fair to me and other shareholders

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but not damage shareholder value. In the proposals the letter mentions, in exchange for my Delta Woodside shares I would have received a larger ownership interest in Delta Apparel, but I would have received a lesser interest, a disproportionately smaller, ownership interest in Delta Mills and Duck Head. The Company does not explain this. Also, and remarkably, the Company does not tell you that when this spin-off alternative was turned down, I offered in a written memorandum to reverse positions and take the other side of the deal! Further, they neglect to mention that any such transaction would only have been effected with shareholder approval after the issuance of a fairness opinion by a Board appointed investment banker.

         There are other misstatements and "half-truths" in the new Company letter. For example, they complain that I shared "confidential Board information" with an "outsider." What I shared with an "outsider" was a memorandum which I had written setting forth a comprehensive argument as to why the then-proposed spin-off was a bad idea for shareholders. The Board fails to mention that the "outsider" was Duck Head's largest institutional shareholder! By the way, this shareholder fully agreed with me that the spin-off was not in the shareholders' best interests.

         Finally, as I announced in my November 6, 2000 press release, in light of the Company's announcement to hire investment bankers to consider strategic alternatives and to remove the poison pill, I have terminated my proxy solicitation efforts, and I truly hope that this letter will close the record. I will, however, continue to monitor the Board to make certain that they follow through on their recent promises to you.

                                            Very truly yours,

                                            /s/  Bettis C. Rainsford

                                            Bettis C. Rainsford


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